Registration No. ___________________

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SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM SB-2
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

ATWOOD MINERALS AND MINING CORP.
(Name of small business issuer in its charter)

Nevada	1081	98-0471652
(State or Other Jurisdiction of Organization)	(Primary Standard Industrial Classification Code)	(IRS Employer Identification #)

ATWOOD MINERALS AND MINING CORP.	Empire Stock Transfer Inc.
1030 Denman St. Suite 125A	7251 West Lake Mead Boulevard Suite 300
Vancouver, British Columbia	Las Vegas, Nevada 89128
Canada V6G 2M6	775-684-5708
(604) 818-2617
(Address and telephone of registrant's executive office)	(Name, address and telephone number of agent for service)

Copies to:
Conrad C. Lysiak, Esq.
601 West First Avenue, Suite 503
Spokane, Washington 99201
(509) 624-1475

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:

As soon as practicable after the effective date of this Registration Statement.

If this Form is filed to register additional common stock for an offering under Rule 462(b) of the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If this Form is a post-effective amendment filed under Rule 462(c) of the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If this Form is a post-effective amendment filed under Rule 462(d) of the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [   ]

If delivery of the prospectus is expected to be made under Rule 434, please check the following box. [   ]

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CALCULATION OF REGISTRATION FEE

	Amount To Be	Offering Price	Aggregate	Registration
Securities to be Registered	Registered	Per Share	Offering Price	Fee [1]
Common Stock by Selling Shareholders	3,100,000	$0.05	$155,000	$16.61

Total	3,100,000	$0.05	$155,000	$16.61

[1]     Estimated solely for purposes of calculating the registration fee under Rule 457(c).

REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON DATES AS THE COMMISSION, ACTING UNDER SAID SECTION 8(a), MAY DETERMINE.

Prospectus

ATWOOD MINERALS AND MINING CORP.
3,100,000 Shares of Common Stock

We are registering for sale by selling shareholders, 3,100,000 shares of common stock. We will not receive any proceeds from the shares sold by the selling shareholders.

The sales price to the public is fixed at $0.05 per share until such time as the shares of our common stock become traded on the Bulletin Board operated by the National Association of Securities Dealers, Inc. or another exchange. If our common stock becomes quoted on the Bulletin Board or another exchange, then the sales price to the public will vary according to the selling decisions of each selling shareholder and the market for our stock at the time of resale.

Our shares of common stock are not traded anywhere.

Investing in our common stock involves risks. See "Risk Factors" starting at page 6.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. It's illegal to tell you otherwise.

The date of this prospectus is _________________________.

SUMMARY OF OUR OFFERING

Our business

We were incorporated in the State of Nevada on May 12, 2005. We are an exploration stage corporation. We do not own any interest in any property, but merely have the right to conduct exploration activities on one property. The property consists of four mining claims containing 412.807 hectares located in the Nicola Mining Division District of British Columbia, Canada. We intend to explore for gold on the property. Our exploration program should take approximately 365 days, weather permitting. If we do not find mineralized material on the property, we do not know what we will do.

Our administrative office is located at , 1030 Denman Street, Suite 125A Vancouver, British Columbia, Canada V6G 2M6 and our telephone number is (604) 818-2617 and our registered statutory office is located at 7251 West Lake Mead Boulevard, Suite 300, Las Vegas, Nevada 89128. Our fiscal year end is November 30. Our mailing address is 1030 Denman Street, Suite 125A Vancouver, British Columbia, Canada V6G 2M6.

The offering

Following is a brief summary of this offering:

Securities being offered by selling shareholders	3,100,000 shares of common stock
Offering price per share	$0.05
Net proceeds to us	None
Number of shares outstanding before the offering	6,100,000
Number of shares outstanding after the offering if all of the shares are sold	6,100,000

Selected financial data

The following financial information summarizes the more complete historical financial information at the end of this prospectus.

	As of	As of
	February 28, 2006	November 30, 2005
	(Unaudited)	(Audited)
Balance Sheet
Total Assets	$13,565	$18,060
Total Liabilities	$7,530	$5,530
Stockholders Equity (Deficit)	$6,035	$12,530

	Three Months	From Inception
	Ended	through
	February 28, 2006	November 30, 2005
	(Unaudited)	(Audited)
Income Statement
Revenue	$0	$0
Total Expenses	$2,495	$15,070
Net Loss For The Period	$(2,495)	$(15,070)

RISK FACTORS

Please consider the following risk factors before deciding to invest in our common stock.

Risks associated with ATWOOD MINERALS AND MINING CORP.:

1. Because our auditors have issued a going concern opinion, there is substantial uncertainty we will continue activities in which case you could lose your investment.

Our auditors have issued a going concern opinion. This means that there is substantial doubt that we can continue as an ongoing business for the next twelve months. As such we may have to cease activities and you could lose your investment.

2. Because the probability of an individual prospect ever having reserves is extremely remote, any funds spent on exploration will probably be lost.

The probability of an individual prospect ever having reserves is extremely remote. In all probability the property does not contain any reserves. As such, any funds spent on exploration will probably be lost which result in a loss of your investment.

3. Because our management only has no technical training or experience in exploring for, starting, and operating an exploration program, management' s decisions and choices may not take into account standard engineering or managerial approaches mineral exploration companies commonly use. As a result, we may have to suspend or cease activities which will result in the loss of your investment.

Our management has limited experience with exploring for, starting, and operating an exploration program. Further, our management has no direct training or experience in these areas and as a result may not be fully aware of many of the specific requirements related to working within the industry. Management's decisions and choices may not take into account standard engineering or managerial approaches mineral exploration companies commonly use. Consequently our activities, earnings and ultimate financial success could suffer irreparable harm due to management's lack of experience in this industry. As a result we may have to suspend or cease activities which will result in the loss of your investment.

4. We lack an operating history and have losses which we expect to continue into the future. As a result, we may have to suspend or cease activities.

We were incorporated in May 2005 and we have not started our proposed business activities or realized any revenues. We have no operating history upon which an evaluation of our future success or failure can be made. Our net loss since inception is $17,565. The loss was a result of the payment of fees for staking our claims, incorporation, legal and accounting. Our ability to achieve and maintain profitability and positive cash flow is dependent upon

*	our ability to locate a profitable mineral property
*	our ability to generate revenues
*	our ability to reduce exploration costs.

Based upon current plans, we expect to incur operating losses in future periods. This will happen because there are expenses associated with the research and exploration of our mineral properties. As a result, we may not generate revenues in the future. Failure to generate revenues will cause us to suspend or cease activities.

5. Because we will have to spend additional funds to determine if we have a reserve, if we can't raise the money we will have to cease operations and you could lose your investment.

Even if we complete our current exploration program and it is successful in identifying a mineral deposit, we will have to spend substantial funds on further drilling and engineering studies before we will know if we have a commercially viable mineral deposit, a reserve.

6. Weather interruptions in the province of British Columbia may affect and delay our proposed exploration activities.

Our proposed exploration work can only be performed approximately six to seven months out of the year. This is because rain and snow cause the roads leading to our claims may be impassible during three months of the year. When roads are impassible, we are unable to conduct exploration activities on the property.

7. Because we are small and do no have much capital, we may have to limit our exploration activity which may result in a lose of your investment.

Because we are small and do not have much capital, we must limit our exploration activity. As such we may not be able to complete an exploration program that is as thorough as we would like. In that event, an existing reserve may go undiscovered. Without a reserve, we cannot generate revenues and you will lose your investment.

8. We may not have access to all of the supplies and materials we need to begin exploration which could cause us to delay or suspend activities.

Competition and unforeseen limited sources of supplies in the industry could result in occasional spot shortages of supplies, such as dynamite, and certain equipment such as bulldozers and excavators that we might need to conduct exploration. We have not attempted to locate or negotiate with any suppliers of products, equipment or materials. We will attempt to locate products, equipment and materials after this offering is complete. If we cannot find the products and equipment we need, we will have to suspend our exploration plans until we do find the products and equipment we need.

9. Because Mr. Benner has other outside business activities and will only be devoting 25% of his time or approximately four hours per week each to our activities, our activities may be sporadic which may result in periodic interruptions or suspensions of exploration.

Because Mr. Walter Brenner, our sole officer and director, has other outside business activities and will be only be devoting 25% of his time or four hours each per week to our activities, our activities may be sporadic and occur at times which are convenient to Mr. Brenner. As a result, exploration of the property may be periodically interrupted or suspended.

10. Because title to the property is held in the name of another person, if he transfers the property to someone other than us, we will cease activities.

Title to the property upon which we intend to conduct exploration activities is not held in our name. Title to the property is recorded in the name of Mr. Walter Brenner. If Mr. Brenner transfers the property to a third person, the third person will obtain good title and we will have nothing. If that happens we will be harmed in that we will not own any property and we will have to cease activities. We believe if Mr. Brenner transfers title to a third party, we will not have any claim against Mr. Brenner. Under British Columbia law, title to British Columbia mineral claims can only be held by British Columbia residents. In the case of corporations, title must be held by a British Columbia corporation. In order to comply with the law, we would have to incorporate a British Columbia wholly owned subsidiary corporation and obtain audited financial statements. We believe those costs would be a waste of our money at this time since the legal costs of incorporating a subsidiary corporation, the accounting costs of audited financial statements for the subsidiary corporation, together with the legal and accounting costs of expanding this registration statement would cost several thousands of dollars. Accordingly, we have elected not to create the subsidiary at this time, but will do so if mineralized material is discovered on the property.

Risks associated with this offering:

11. Because all of our assets and our sole officer and director is located outside the United States of America, it may be difficult for an investor to enforce within the United States any judgments obtained against us or any of our sole officer and director.

All of our assets are located outside of the United States and we do not currently maintain a permanent place of business within the United States. In addition, our sole officer and director is a national and resident of countries other than the United States, and all or a substantial portion of such person's assets are located outside the United States. As a result, it may be difficult for an investor to effect service of process or enforce within the United States any judgments obtained against us or our sole officer or director, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state thereof. In addition, there is uncertainty as to whether the courts of Canada and other jurisdictions would recognize or enforce judgments of United States courts obtained against us or our sole officer and director and officer predicated upon the civil liability provisions of the securities laws of the United States or any state thereof, or be competent to hear original actions brought in Canada or other jurisdictions against us or our sole officer and director predicated upon the securities laws of the United States or any state thereof.

12. Because we have only one officer and director who is responsible for our managerial and organizational structure, in the future, there may not be effective disclosure and accounting controls to comply with applicable laws and regulations which could result in fines, penalties and assessments against us.

We have only one officer and director. He is responsible for our managerial and organizational structure which will include preparation of disclosure and accounting controls under the Sarbanes Oxley Act of 2002. When theses controls are implemented, he will be responsible for the administration of the controls. Should he not have sufficient experience, he may be incapable of creating and implementing the controls which may cause us to be subject to sanctions and fines by the Securities Exchange Committee which ultimately could cause us to lose money.

13. Because there is no public trading market for our common stock, you may not be able to resell your stock.

There is currently no public trading market for our common stock. Therefore there is no central place, such as stock exchange or electronic trading system to resell your shares. If you do want to resell your shares, you will have to locate a buyer and negotiate your own sale.

14. Because we may issue additional shares of common stock, your investment could be subject to substantial dilution.

We anticipate that any additional funding will be in the form of equity financing from the sale of our common stock. In the future, if we do sell more common stock, your investment could be subject to dilution. Dilution is the difference between what you pay for your stock and the net tangible book value per share immediately after the additional shares are sold by us.

15. Because our securities are subject to penny stock rules, you may have difficulty reselling your shares.

Our shares as penny stocks are covered by section 15(g) of the Securities Exchange Act of 1934 which imposes additional sales practice requirements on broker/dealers who sell the Company's securities including the delivery of a standardized disclosure document; disclosure and confirmation of quotation prices; disclosure of compensation the broker/dealer receives; and, furnishing monthly account statements. For sales of our securities, the broker/dealer must make a special suitability determination and receive from its customer a written agreement prior to making a sale. The imposition of the foregoing additional sales practices could adversely affect a shareholder's ability to dispose of his stock.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the shares of common stock in this offering. All proceeds from the sale of the shares of common stock will be received by the selling shareholders.

DETERMINATION OF OFFERING PRICE

The price of the shares has been determined by our board of directors. We selected the $0.05 price the sale of our shares of common stock. Currently there is no market for the shares and we wanted to give our shareholders the ability to sell their shares for the price they paid us. If our shares are listed for trading on the Bulletin Board, the price of the shares will be established by the market.

DILUTION

Since all of the shares of common stock being registered are already issued and outstanding, no dilution will result from this offering.

PLAN OF DISTRIBUTION

There are 25 selling shareholders. They may be deemed underwriters. They may sell some or all of their common stock in one or more transactions, including block transactions:

1.	On such public markets or exchanges as the common stock may from time to time be trading;
2.	In privately negotiated transactions;
3.	Through the writing of options on the common stock;
4.	In short sales; or
5.	In any combination of these methods of distribution.

The sales price to the public is fixed at $0.05 per share until such time as the shares of our common stock become traded on the Bulletin Board operated by the National Association of Securities Dealers, Inc. or another exchange. If our common stock becomes quoted on the Bulletin Board or another exchange, then the sales price to the public will vary according to the selling decisions of each selling shareholder and the market for our stock at the time of resale. In these circumstances, the sales price to the public may be:

1.	The market price of our common stock prevailing at the time of sale;
2.	A price related to such prevailing market price of our common stock; or
3.	Such other price as the selling shareholders determine from time to time.

The shares may also be sold in compliance with the Securities and Exchange Commission's Rule 144. The selling shareholders may also sell their shares directly to market makers acting as principals or brokers or dealers, who may act as agent or acquire the common stock as a principal. Any broker or dealer participating in such transactions as agent may receive a commission from the selling shareholders, or, if they act as agent for the purchaser of such common stock, from such purchaser. The selling shareholders will likely pay the usual and customary brokerage fees for such services. Brokers or dealers may agree with the selling shareholders to sell a specified number of shares at a stipulated price per share and, to the extent such broker or dealer is unable to do so acting as agent for the selling shareholders, to purchase, as principal, any unsold shares at the price required to fulfill the respective broker's or dealer's commitment to the selling shareholders. Brokers or dealers who acquire shares as principals may thereafter resell such shares from time to time in transactions in a market or on an exchange, in negotiated transactions or otherwise, at market prices prevailing at the time of sale or at negotiated prices, and in connection with such re-sales may pay or receive commissions to or from the purchasers of such shares. These transactions may involve cross and block transactions that may involve sales to and through other brokers or dealers.

We can provide no assurance that all or any of the common stock offered will be sold by the selling shareholders. We are bearing all costs relating to the registration of the common stock, estimated to be $30,000.00. The selling shareholders, however, will pay commissions or other fees payable to brokers or dealers in connection with any sale of the common stock. The selling shareholders must comply with the requirements of the Securities Act of 1933 and the Securities Exchange Act of 1934 in the offer and sale of the common stock. In particular, during such times as the selling shareholders may be deemed to be engaged in a distribution of the common stock, and therefore be considered to be an underwriter, they must comply with applicable law and may, among other things:

1. Not engage in any stabilization activities in connection with our common stock;

2. Furnish each broker or dealer through which common stock may be offered, such as copies of this prospectus, as amended from time to time, as may be required by such broker or dealer; and

3. Not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities other than as permitted under the Securities Exchange Act of 1934.

There is no assurance that any of the selling shareholders will sell any or all of the shares offered by them. Under the securities laws of certain states, the shares may be sold in such states only through registered or licensed brokers or dealers. In addition, in certain states the shares may not be sold unless they have been registered or qualified for sale in that state or an exemption from registration or qualification is available and is met.

Of the 6,100,000 shares of common stock outstanding as of April 15, 2006, 3,000,000 are owned by our sole officer and director and may only be resold pursuant to this registration statement or in compliance with Rule 144 of the Securities Act of 1933.

We have not declared any cash dividends, nor do we intend to do so. We are not subject to any legal restrictions respecting the payment of dividends, except that they may not be paid to render us insolvent. Dividend policy will be based on our cash resources and needs and it is anticipated that all available cash will be needed for our operations in the foreseeable future.

Section 15(g) of the Exchange Act

Our shares are covered by section 15(g) of the Securities Exchange Act of 1934, as amended, and Rules 15g-1 through 15g-6, and 15g-9 promulgated thereunder. They impose additional sales practice requirements on broker/dealers who sell our securities to persons other than established customers and accredited investors (generally institutions with assets in excess of $5,000,000 or individuals with net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouses).

Rule 15g-1 exempts a number of specific transactions from the scope of the penny stock rules.

Rule 15g-2 declares unlawful broker/dealer transactions in penny stocks unless the broker/dealer has first provided to the customer a standardized disclosure document.

Rule 15g-3 provides that it is unlawful for a broker/dealer to engage in a penny stock transaction unless the broker/dealer first discloses and subsequently confirms to the customer current quotation prices or similar market information concerning the penny stock in question.

Rule 15g-4 prohibits broker/dealers from completing penny stock transactions for a customer unless the broker/dealer first discloses to the customer the amount of compensation or other remuneration received as a result of the penny stock transaction.

Rule 15g-5 requires that a broker/dealer executing a penny stock transaction, other than one exempt under Rule 15g-1, disclose to its customer, at the time of or prior to the transaction, information about the sales persons compensation.

Rule 15g-6 requires broker/dealers selling penny stocks to provide their customers with monthly account statements.

Rule 15g-9 requires broker/dealers to approve the transaction for the customer's account; obtain a written agreement from the customer setting forth the identity and quantity of the stock being purchased; obtain from the customer information regarding his investment experience; make a determination that the investment is suitable for the investor; deliver to the customer a written statement for the basis for the suitability determination; notify the customer of his rights and remedies in cases of fraud in penny stock transactions; and, the NASD's toll free telephone number and the central number of the North American Administrators Association, for information on the disciplinary history of broker/dealers and their associated persons.

The application of the penny stock rules may affect your ability to resell your shares.

BUSINESS

General

We were incorporated in the State of Nevada on May 12, 2005. We are an exploration stage corporation. We do not own any interest in any property, but merely have the right to conduct exploration activities on one property. The property consists of one mineral claim containing 412.807 hectares located in the Nicola Mining Division District of British Columbia, Canada. The one property consists of four mineral claims. We intend to explore for gold on the property. Our exploration program should take approximately 365 days, weather permitting. If we do not find mineralized material on the property, we do not know what we will do.

We have no plans to change our business activities or to combine with another business, and are not aware of any events or circumstances that might cause us to change our plans. Currently, we do not intend to acquire other interests in any other mineral properties. Our business plan is solely to explore one mineral property. If we are successful in our initial endeavors, we may look at other exploration situations.

Background

In June 2005, we paid Laurence Sookochoff, a non-affiliated third party, US$5,000.00 for the property. Mr Sookochoff is a professional geologist residing in Vancouver, British Columbia.

Canadian jurisdictions allow a mineral explorer to claim a portion of available Crown lands as its exclusive area for exploration by depositing posts or other visible markers to indicate a claimed area. The process of posting the area is known as staking. The claim is recorded in the name of Mr. Sookochoff to avoid paying additional fees. Mr. Sookochoff suggested that the property be retained in his name and we concurred therewith. The property was selected by Mr. Brenner after consulting with Mr. Sookochoff. Mr. Sookochoff was paid US$5,000 for the property. No money was paid to Mr. Sookochoff to hold the claim. No money will be paid to Mr. Sookochoff to transfer the property to us. Mr. Sookochoff has provided us with a declaration of trust stating that he holds the property in trust for us. Mr. Sookochoff will issue a bill of sale to a subsidiary corporation to be formed by us should mineralized material be discovered on the property.

Under British Columbia law, title to British Columbia mineral claims can only be held by British Columbia residents. In the case of corporations, title must be held by a British Columbia corporation. Since we are an American corporation, we can never possess a legal mineral claim to the land. In order to comply with the law we would have to incorporate a British Columbia wholly owned subsidiary corporation and obtain audited financial statements. We believe those costs would be a waste of our money at this time since the legal costs of incorporating a subsidiary corporation, the accounting costs of audited financial statements for the subsidiary corporation, together with the legal and accounting costs of expanding this registration statement would cost several thousands of dollars. Accordingly, we have elected not to create the subsidiary at this time, but will do so if mineralized material is discovered on the property.

In the event that we find mineralized material and the mineralized material can be economically extracted, we will form a wholly owned British Columbia subsidiary corporation and Mr. Sookochoff will convey title to the property to the wholly owned subsidiary corporation. Should Mr. Sookochoff transfer title to another person and that conveyance is recorded before we record our conveyance, that other person will have superior title and we will have none. If that event occurs, we will have to cease or suspend activities. We will have a cause of action against Mr. Sookochoff for breach of declaration of trust. Mr. Sookochoff has agreed verbally with us not to cause the title to pass to another entity.

To date we have not performed any work on the property. All Canadian lands and minerals which have not been granted to private persons are owned by either the federal or provincial governments in the name of Her Majesty. Ungranted minerals are commonly known as Crown minerals. Ownership rights to Crown minerals are vested by the Canadian Constitution in the province where the minerals are located. In the case of the Company's property, that is the province of British Columbia.

In the nineteenth century, the practice of reserving the minerals from fee simple Crown grants was established. Legislation now ensures that minerals are reserved from Crown land dispositions. The result is that the Crown is the largest mineral owner in Canada, both as the fee simple owner of Crown lands and through mineral reservations in Crown grants. Most privately held mineral titles are acquired directly from the Crown. Our property is one such acquisition. Accordingly, fee simple title to our property resides with the Crown. That means that the Crown owns the surface and minerals.

Our claim is a mineral lease issued pursuant to the British Columbia Mineral Act. The lessee has exclusive rights to mine and recover all of the minerals contained within the surface boundaries of the lease continued vertically downward.

The property is unencumbered, that is there are no claims, liens, charges or liabilities against the property, and there are no competitive conditions, that is the action of some unaffiliated third party, that could affect the property. Further, there is no insurance covering the property and we believe that no insurance is necessary since the property is unimproved and contains no buildings or improvements.

To date we have not performed any work on the property. Accordingly, there is no assurance that a commercially viable mineral deposit, a reserve, exists in the property, in fact the likelihood that a commercially viable mineral deposit exists is remote.

There are no native land claims that affect title to the property. We have no plans to try to interest other companies in the property if mineralization is found. If mineralization is found, we will try to develop the property ourselves.

Mr. Sookochoff suggested purchasing the claim from Mr. Brenner. Mr. Brenner, after reviewing the matter with Mr. Sookochoff, agreed and accordingly it was decided to proceed with the project as discussed herein.

Claims

The following is a list of tenure numbers, claim, date of recording and expiration date of our claims:

Claim No.	Document Description	Recording	Expiration
513751	Step	June 1, 2005	December 1, 2006

Our claim consists of 20 contiguous cells comprising of a total of 412.807 hectares.

In order to maintain this claim, Mr. Sookochoff or the Company must pay a fee of CDN$1,651.20 per year for the Step Claim or we must perform an equal value of exploration and development work on the claim. As long as the fee is paid, no work has to be performed to maintain the claim. Mr. Sookochoff can renew the claim indefinitely by paying the fee; the amount of the renewal will not increase for the year ending 2007. We have no idea if the fee to renew the claim will increase after 2007. There is no grace period if there is a default on the work or if Mr. Sookochoff misses renewing the claim. Mr. Sookochoff will not cause the claim to expire as a result of not renewing the same or failing to perform work on the claim, provided mineralized material is found. In the event that our exploration program does not find mineralized material, Mr. Sookochoff will allow the claim expires and we will cease activities. We will reimburse Mr. Sookochoff for payments made by him to maintain the claim.

The property was selected because gold has been discovered in the area.

Location and Access

The property is located in southwestern British Columbia, northwest of Merritt, south of Kamloops and within three miles of Mineral Hill.

Access can be obtained by road from either Merritt, which is located approximately 25 miles to the southwest or from Kamloops which is located approximately 25 road miles to the north, via the Merritt-Kamloops Highway No. 5 to within two miles of the property. A secondary road, the Peter Hope Lake road, junctions off to the east within two miles south of Stump Lake and provides access to, and through, the property.

MAP 1

ATWOOD MINERALS and MINING CORP.
504813
507767
514942
237124
237093
237128
396320
237125
396322
513906
513898
513686
Azela
Scotia
513751
360152
STEP MINERAL CLAIM
Scale - 1:107,603

Figure 2. Claim Map

MAP 2

Figure 1. Location Ma

British Columbia
STEP MINERAL CLAIM
Vancouver

Physiography

The property lies between elevations of 2,000 feet and 3,000 feet. The terrain is gently slopping. Vegetation consists mainly of deciduous trees and scattered pine trees.

The property is snow-free from March to December, providing a nine to ten month exploration season.

Property Geology

The major type of rocks found on the property are of the nicola group of rocks including meta-sediments, volcanics and granatoid rocks. Gold is found in such formations. As of the date hereof, we have not found or determined if gold is located on our property.

History of Previous Work

To our knowledge, there has never been exploration activity on the property.

Our Proposed Exploration Program

We are prospecting for gold. Our target is mineralized material. Our success depends upon finding mineralized material. Mineralized material is a mineralized body which has been delineated by appropriate spaced drilling or underground sampling to support sufficient tonnage and average grade of metals to justify removal. If we do not find mineralized material or we cannot remove mineralized material, either because we do not have the money to do it or because it is not economically feasible to do it, we will cease activities and you will lose your investment. We anticipate being able to delineate a mineralized body, if one exists, within nine months of beginning exploration.

We do not own any interest in any property, but merely have the right to conduct exploration activities on one property.

In addition, we may not have enough money to complete our exploration of the property. If it turns out that we have not raised enough money to complete our exploration program, we will try to raise additional funds from a second public offering, a private placement or loans. At the present time, we have not made any plans to raise additional money and there is no assurance that we would be able to raise additional money in the future. If we need additional money and cannot raise it, we will have to suspend or cease activities.

We must conduct exploration to determine what amount of minerals, if any, exist on the property and if any minerals which are found can be economically extracted and profitably processed.

The property is undeveloped raw land. Detailed exploration and surveying has not been initiated. To our knowledge, no previous exploration activities have taken place on the property. The only event that has occurred is the staking of the property by Mr. Sookochoff and five days of prospecting. Mr. Sookochoff examined the surface and took samples. The samples did not reveal anything. Mr. Soookochoff used a hammer, pick and sack to take samples. While Mr. Sookochoff is a geologist, he is not an engineer, and accordingly his area of expertise is limited to geological matters. Before gold retrieval can begin, we must explore for and find mineralized material. After that has occurred we have to determine if it is economically feasible to remove the mineralized material. Economically feasible means that the costs associated with the removal of the mineralized material will not exceed the price at which we can sell the mineralized material. We cannot predict what that will be until we find mineralized material.

We do not know if we will find mineralized material.

Our exploration program is designed to economically explore and evaluate the property.

We do not claim to have any minerals or reserves whatsoever at this time on any of the property.

We intend to implement an exploration program which consists of 3 phases.

Phase 1 - Compilation and mapping

We intend to hire a technically trained consultant to compile exploration data, analyze it and compile a map. We have not selected a consultant as of the date of this prospectus. This Phase 1 reconnaissance work requires approximately one week of field work by a two person crew. The whole phase, including the initial compilation and the later presentation to management, is estimated to cost $5,000.

Phase 2 - Sampling, test reconnaissance soil sampling/surveys

Upon completion of Phase 1, we intend to pursue a field program of prospecting and geochemical surveying to determine the extent and distribution of mineralization on the surface of the property which may indicate the potential presence of a reserve. Geochemical surveys involve a consulting geologist gathering samples of soil and rock from property areas with the most potential to host economically significant mineralization. All samples gathered will be sent to a laboratory where they are crushed and analyzed for metal content. Cost for Phase 2 is estimated to be $15,000.

Phase 3 - Detailed field work and Magnetometer and soil survey

Upon completion of Phase 2, we intend to conduct a detailed field examination of potential exploration sites including localized geophysical surveys and localized magnetometer and soil surveys over the prime indicated anomalous zones. We anticipate this phase will cost approximately $20,000.

Phase 4 - Drilling

Upon completion of Phase 3, we intend to begin core sampling which is the process of drilling holes to a depth of up to 1,400 feet in order to extract a samples of earth. Mr. Brenner and the consultant we hire will determine where drilling will occur on the property. The samples will be tested to determine if mineralized material is located on the property. Based upon the tests of the core samples, we will determine if we will terminate activities; proceed with additional exploration of the property; or develop the property. The proceeds from this offering are designed to only fund the costs of core sampling and testing. We intend to take our core samples to Geoterrex Limited, analytical chemists, geochemists and registered assayers located in Toronto, Ontario. Neither we nor our officers or directors have any affiliation with Geoterrex. Geoterrex is a registered assayer.

We estimate the cost of core sampling will be $20.00 per foot drilled. A drilling rig is required to take the core samples. The cost of the drilling rig is included in the drilling cost per foot. We will drill approximately 1,000 linear feet or ten holes. We estimate that it will take up to three months to drill the holes to a depth of 100 feet. We will pay an exploration consultant up to a maximum of $5,000 per month for his services during the three month period or a total of $15,000. The consultant will be responsible for managing the project, supervising the core sampling, and hiring subcontractors to perform work on the property. Our employees will not have involvement in the work performed, but will be overseeing everything. The total cost for analyzing the core samples will be $3,000.

The breakdown of estimated times and dollars was made by Mr. Brenner.

We do not intend to interest other companies in the property if we find mineralized materials. We intend to try to develop the reserves ourselves.

If we are unable to complete exploration because we do not have enough money, we will cease activities until we raise more money. If we cannot or do not raise more money, we will cease activities. If we cease activities, we don't know what we will do and we don't have any plans to do anything else.

We cannot provide you with a more detailed discussion of how our exploration program will work and what we expect will be our likelihood of success. That is because we have a piece of raw land and we intend to look for mineralized material. We may or may not find any mineralized material. We hope we do, but it is impossible to predict the likelihood of such an event.

We do not have any plans to make our company generate revenue. That is because we have not found economic mineralization yet and it is impossible to project revenue generation from nothing.

We anticipate starting exploration operation in June 2006, weather permitting.

If we do not find mineralized material on the property, Mr. Sookochoff will allow the claim to expire and we will cease activities.

Competitive Factors

The gold mining industry is fragmented. We compete with other exploration companies looking for gold. We are one of the smallest exploration companies in existence. We are an infinitely small participant in the gold mining market. While we compete with other exploration companies, there is no competition for the exploration or removal or mineral from our property. Readily available gold markets exist in Canada and around the world for the sale of gold. Therefore, we will be able to sell any gold that we are able to recover.

Regulations

Our mineral exploration program is subject to the British Columbia Mineral Tenure Act Regulation. This act sets forth rules for

*	locating claims
*	working claims
*	reporting work performed

We are also subject to the British Columbia Mineral Exploration Code which tells us how and where we can explore for minerals. We must comply with these laws to operate our business. Compliance with these rules and regulations will not adversely affect our activities. These regulations will not impact our exploration activities. The only current costs we anticipate at this time are reclamation costs. Reclamation costs are the costs of restoring the property to its original condition should mineralized material not be found. We estimate that it will cost between $3,000 and $9,000 to restore the property to its original condition, should mineralized material not be found. The variance is based upon the number of holes that are drilled by us.

Environmental Law

We are also subject to the Health, Safety and Reclamation Code for Mines in British Columbia. This code deals with environmental matters relating to the exploration and development of mineral properties. Its goals are to protect the environment through a series of regulations affecting:

1.	Health and Safety
2.	Archaeological Sites
3.	Exploration Access

We are responsible to provide a safe working environment, not disrupt archaeological sites, and conduct our activities to prevent unnecessary damage to the property.

We will secure all necessary permits for exploration and, if development is warranted on the property, will file final plans of operation before we start any mineral activities. We anticipate no discharge of water into active stream, creek, river, lake or any other body of water regulated by environmental law or regulation. No endangered species will be disturbed. Restoration of the disturbed land will be completed according to law. All holes, pits and shafts will be sealed upon abandonment of the property. It is difficult to estimate the cost of compliance with the environmental law since the full nature and extent of our proposed activities cannot be determined until we start our activities and know what that will involve from an environmental standpoint.

We are in compliance with the act and will continue to comply with the act in the future. We believe that compliance with the act will not adversely affect our business activities in the future.

Exploration stage companies have no need to discuss environmental matters, except as they relate to exploration activities. The only "cost and effect" of compliance with environmental regulations in British Columbia is returning the surface to its previous condition upon abandonment of the property. We cannot speculate on those costs in light of our ongoing plans for exploration. When we are ready to drill, we will notify the B.C. Inspector of Mines. He will require a bond to be put in place to assure that the property will be restored to its original condition. We have estimated the cost of restoring the property to be between $3,000 to $9,000, depending upon the number of holes drilled.

Subcontractors

We intend to use the services of subcontractors for manual labor exploration work on our properties.

Employees and Employment Agreements

At present, we have no employees, other than Mr. Brenner our sole officer and director. Mr. Brenner is a part-time employees and will devote about 25% of his time to our operations. Mr. Brenner does not have an employment agreement with us. We presently do not have pension, health, annuity, insurance, stock options, profit sharing or similar benefit plans; however, we may adopt plans in the future. There are presently no personal benefits available to Mr. Brenner. Mr. Brenner will handle our administrative duties. Because Mr. Brenner is inexperienced with exploration, he will hire qualified persons to perform the surveying, exploration, and excavating of our property. As of today, we have not looked for or talked to any geologists or engineers who will perform work for us in the future. We do not intend to do so until we complete this offering.

MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

This section of the prospectus includes a number of forward- looking statements that reflect our current views with respect to future events and financial performance. Forward-looking statements are often identified by words like: believe, expect, estimate, anticipate, intend, project and similar expressions, or words which, by their nature, refer to future events. You should not place undue certainty on these forward-looking statements, which apply only as of the date of this prospectus. These forward-looking states are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results or out predictions.

We are a start-up, exploration stage corporation and have not yet generated or realized any revenues from our business activities.

Our auditors have issued a going concern opinion. This means that there is substantial doubt that we can continue as an on-going business for the next twelve months unless we obtain additional capital to pay our bills. This is because we have not generated any revenues and no revenues are anticipated until we begin removing and selling minerals. Accordingly, we must raise cash from sources other than the sale of minerals found on the property. Our only other source for cash at this time is investment by others in our private placement. The cash we raised will allow us to stay in business for at least one year. Our success or failure will be determined by the results of our exploration.

To meet our need for cash we raised money from a private placement. If we find mineralized material and it is economically feasible to remove the mineralized material, we will attempt to raise additional money through a subsequent private placement, public offering or through loans. If we do not have enough money to complete our exploration of the property, we will have to find alternative sources, like a public offering, a second private placement of securities, or loans from our sole officer or other, Walter Brenner.

Mr. Brenner is unwilling to make any commitment to loan us any money at this time. At the present time, we have not made any arrangements to raise additional cash. If we need additional cash and can't raise it, we will either have to suspend activities until we do raise the cash, or cease activities entirely. Other than as described in this paragraph, we have no other financing plans.

We do not own any interest in any property, but merely have the right to conduct exploration activities on one property. Even if we complete our current exploration program and it is successful in identifying a mineral deposit, we will have to spend substantial funds on further drilling and engineering studies before we will know if we have a commercially viable mineral deposit.

We will be conducting research in the form of exploration of the property. Our exploration program is explained in as much detail as possible in the business section of this prospectus. We are not going to buy or sell any plant or significant equipment during the next twelve months. We will not buy any equipment until we have located a reserve and we have determined it is economical to extract the minerals from the land.

We do not intend to interest other companies in the property if we find mineralized materials. We intend to try to develop the reserves ourselves.

If we are unable to complete any phase of exploration because we don't have enough money, we will cease activities until we raise more money. If we can't or don't raise more money, we will cease activities. If we cease activities, we don't know what we will do and we don't have any plans to do anything.

We do not intend to hire additional employees at this time. All of the work on the property will be conducted by unaffiliated independent contractors that we will hire. The independent contractors will be responsible for surveying, geology, engineering, exploration, and excavation. The geologists will evaluate the information derived from the exploration and excavation and the engineers will advise us on the economic feasibility of removing the mineralized material.

Milestones

The following are our milestones:

1. June 2006 - August 2006, we intend to hire a technically trained consultant to compile exploration data, analyze it and compile a map. We have no selected a consultant as of the date of this prospectus. This phase 1 reconnaissance work requires approximately one week of field work by a two person crew. The whole phase, including the initial compilation and the later presentation to management, is estimated to cost $5,000.

2. August 2006 - December 2006 , we intend to pursue a field program of prospecting and geochemical surveying to determine the extent and distribution of mineralization on the surface of the property which may indicate the potential presence of a reserve. Geochemical surveys involve a consulting geologist gathering samples of soil and rock from property areas with the most potential to host economically significant mineralization. All samples gathered will be sent to a laboratory where they are crushed and analyzed for metal content. Cost for Phase 2 is estimated to be $15,000.

3. January 2007 - March 2007, we intend to conduct a detailed field examination of potential exploration sites including localized geophysical surveys and localized magnetometer and soil surveys over the prime indicated anomalous zones. We anticipate this phase will cost approximately $20,000.

4. March 2007 - June 2007, we intend to begin core drilling. Core drilling will cost $20.00 per foot. We intend to drill 36 holes to a depth of 100 feet for a total cost of $72,000. Core drilling will be subcontracted to non-affiliated third parties. No power source is need for core drilling. The drilling rig operates on diesel fuel. All electric power need, for light and heating while on the property will be generated from gasoline powered generators.

3. July 2007 - August 2007, we intend to have an independent third party analyze the samples from the core drilling to determine if mineralized material is below the ground. If mineralized material is found, define the body. We estimate that it will cost $3,000 to analyze the core samples.

All funds for the foregoing activities have been obtained from our private placement or will be obtained from a future private placement, a public offering or a loan from Mr. Brenner.

Limited Operating History; Need for Additional Capital

There is no historical financial information about us upon which to base an evaluation of our performance. We are an exploration stage corporation and have not generated any revenues from activities. We cannot guarantee we will be successful in our business activities. Our business is subject to risks inherent in the establishment of a new business enterprise, including limited capital resources, possible delays in the exploration of our properties, and possible cost overruns due to price and cost increases in services.

To become profitable and competitive, we conduct research and exploration of our properties before we start production of any minerals we may find. We are seeking equity financing to provide for the capital required to implement our research and exploration phases.

We have no assurance that future financing will be available to us on acceptable terms. If financing is not available on satisfactory terms, we may be unable to continue, develop or expand our activities. Equity financing could result in additional dilution to existing shareholders.

Results of Activities

From Inception on May 12, 2005

We acquired the right to explore one property containing one claim. We do not own any interest in any property, but merely have the right to conduct exploration activities on one property. The property has been staked and we intend to begin exploration activities in June 2006.

Since inception, we have used loans from Mr. Brenner, our president, to stake the property, to incorporate us, and for legal and accounting expenses. Net cash provided by him since inception on May 12, 2005 to February 28, 2006 was $80. The loans are not evidenced by any written instrument and are to be repaid at our discretion. The loans are without interest.

Liquidity and Capital Resources

As of the date of this prospectus, we have yet to generate any revenues from our business activities.

We issued 3,000,000 shares of our common stock to Mr. Walter Brenner on September 1, 2005 pursuant to Reg. S of the Securities Act of 1933. Mr. Brenner is our president, chief executive officer, treasurer, principal financial officer and a director. Mr. Brenner acquired these shares at a price of $0.001 per share for total proceeds to us of $3,000.00.

We completed a private placement of 2,100,000 restricted shares of our common stock at a price of $0.001 per share to the five purchasers on September 1, 2005 pursuant to Reg. S of the Securities Act of 1933. The total amount received from the private placement was $2,100.

We completed a private placement of 800,000 restricted shares of our common stock at a price of

$0.01 per share to eight purchasers on November 1, 2005 pursuant to Reg. S of the Securities Act of 1933.

The total amount received from the private placement was $8,000.

We completed a private placement of 200,000 restricted shares of our common stock at a price of

$0.20 per share to ten purchasers on November 30, 2005 pursuant to Reg. S of the Securities Act of 1933. The total amount received from this offering was $10,000.

As of February 28, 2006, our total assets were $13,565 and our total liabilities were $1,280.

MANAGEMENT

Officers and Directors

Our directors serves until his or her successor is elected and qualified. Each of our officers is elected by the board of directors to a term of one (1) year and serves until his or her successor is duly elected and qualified, or until he or she is removed from office. The board of directors has no nominating, auditing or compensation committees.

The name, age and position of our officers and directors are set forth below:

Name	Age	Position Held

Walter Brenner	40	President, Principal Executive Officer, and Director
		Principal Financial Officer, Principal Accounting Officer, Treasurer, Secretary and Director

Directors serve until our next annual meeting of the stockholders or unless they resign earlier. The Board of Directors elects officers and their terms of office are at the discretion of the Board of Directors.

Background of officers and directors

Mr. Walter Brenner has been our president, principal executive officer and director since our inception on May 12, 2005. Mr. Brenner graduated from York University's Osgoode Hall Law School in 1991 with a Bachelor of Laws degree. Since 1993, Mr. Brenner has been a director and senior officer of Hellix Ventures Inc. a British Columbia and Alberta reporting issuer listed on the TSX Venture Exchange. Hellix is listed as a mining company and also has producing petroleum properties. Mr. Brenner is also founder of Abington Ventures Inc. and has been its president and director of since 1999. Abington is a British Columbia and Alberta reporting issuer listed on the TSX Venture Exchange as a mining company. Mr. Brenner devotes approximately 25% of his time to our affairs.

Audit Committee Financial Expert

We do not have an audit committee financial expert. We do not have an audit committee financial expert because we believe the cost related to retaining a financial expert at this time is prohibitive. Further, because we are only beginning our commercial operations, at the present time, we believe the services of a financial expert are not warranted.

Conflicts of Interest

There are currently no conflicts of interest and we do not foresee any conflicts of interest in the future.

EXECUTIVE COMPENSATION

The following table sets forth information with respect to compensation paid by us to our officers and directors during the three most recent fiscal years. This information includes the dollar value of base salaries, bonus awards and number of stock options granted, and certain other compensation, if any.

Summary Compensation Table

					Long Term Compensation
		Annual Compensation			Awards		Payouts
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
				Other
				Annual	Restricted	Securities
				Compen	Stock	Underlying	LTIP	All Other
Name and Principal		Salary	Bonus	sation	Award(s)	Options /	Payouts	Compens
Position [1]	Year	($)	($)	($)	($)	SARs (#)	($)	ation ($)
Walter Brenner	2005	1,500	0	0	0	0	0	0
President and Director	2004	0	0	0	0	0	0	0
	2003	0	0	0	0	0	0	0

[1]     All compensation received by the officers and directors has been disclosed.

Option/SAR Grants

There are no stock option, retirement, pension, or profit sharing plans for the benefit of our officers and directors.

Long-Term Incentive Plan Awards

We do not have any long-term incentive plans.

Compensation of Directors

We do not have any plans to pay our directors any money.

Indemnification

Under our Articles of Incorporation and Bylaws of the corporation, we may indemnify an officer or director who is made a party to any proceeding, including a law suit, because of his position, if he acted in good faith and in a manner he reasonably believed to be in our best interest. We may advance expenses incurred in defending a proceeding. To the extent that the office or director is successful on the merits in a proceeding as to which he is to be indemnified, we must indemnify him against all expenses incurred, including attorney's fees. With respect to a derivative action, indemnity may be made only for expenses actually and reasonably incurred in defending the proceeding, and if the officer or director is judged liable, only by a court order. The indemnification is intended to be to the fullest extent permitted by the laws of the State of Nevada.

Regarding indemnification for liabilities arising under the Securities Act of 1933, which may be permitted to directors or officers under Nevada law, we are informed that, in the opinion of the Securities and Exchange Commission, indemnification is against public policy, as expressed in the Act and is, therefore, unenforceable.

PRINCIPAL AND SELLING SHAREHOLDERS

The following table sets forth, as of the date of this prospectus, the total number of shares owned beneficially by each of our directors, officers and key employees, individually and as a group, and the present owners of 5% or more of our total outstanding shares. The table also reflects what their ownership will be assuming completion of the sale of all shares in this offering. The stockholders listed below have direct ownership of his/her shares and possess voting and dispositive power with respect to the shares. Our office address is at 794 East 20th Avenue, Vancouver, British Columbia, Canada V5V 1N3 and our telephone number is (778)863-0186.

	Direct Amount of		Percent
Name of Beneficial Owner	Beneficial Owner	Position	of Class
Walter Brenner [1]	3,000,000	President, Principal Executive Officer,	49.18%
		Principal Financial Officer, Principal
		Accounting Officer, Treasurer, Secretary and Director

All Officers and Directors as a
Group (1 Person)	3,000,000		49.18%

Securities authorized for issuance under equity compensation plans.

We have no equity compensation plans.

Selling Shareholders

The following table sets forth the name of each selling shareholder, the total number of shares owned prior to the offering, the percentage of shares owned prior to the offering, the number of shares offered, and the percentage of shares owned after the offering, assuming the selling shareholder sells all of his shares and we sell the maximum number of shares.

				Percentage of shares
				owned after the
	Total number of	Percentage of	Number of	offering assuming
	shares owned	shares owned	shares being	all of the share are
Name	prior to offering	prior to offering	offered	sold in the offering

Renata Brenner	300,000		300,000	0%
801 - 2066 Pendrell St.
Vancouver B.C.

Kari Taneda	300,000		300,000	0%
3455 Glenco Road
Kelowna B.C.

C. Larry Carlson	300,000		300,000	0%
#708 - 350 Douglas St.
Victoria B.C.

Steven Feldman	300,000		300,000	0%
150 - 15550 26th Ave
Surrey B.C.

Zeny Manalo	300,000		300,000	0%
C - 1275 27th St.
North Vancouver B.C.

Barry Underhill	300,000		300,000	0%
#205 - 2770 Burrard St.
Vancouver B.C.

Corinne Siemens	300,000		300,000	0%
1363 Clyde Ave apt 109
West Vancouver B.C.

Dan Mijailovic	100,000		100,000	0%
315-1333 Hornby St.
Vancouver B.C.

Leanne Feldman	100,000		100,000	0%
150 - 15550 26 Ave.
Surrey, B.C.

Rose Amann	100,000	100,000	0%
#315 - 1333 Hornby St.
Vancouver B.C.

Janice Feldman	100,000	100,000	0%
1207 Beach Grove Road
Tsawwassen BC

Jill Field	100,000	100,000	0%
6518 - 121 St. Unit 5
Surrey BC

Allan Feldman	100,000	100,000	0%
1207 Beach Grove Rd.
Delta B.C.

Erik Graham	100,000	100,000	0%
Apt 2 - 1379 - 15th Ave. West
Vancouver B.C.

Mike Ranger	100,000	100,000	0%
287 Seymour River Pl.
North Vancouver B.C.

Robert Engh	20,000	20,000	0%
Unit 1 45986 Bridal Ridge Cres.
Chilliwack BC

Normita Manalo	20,000	20,000	0%
Unit C - 1275 East 27th St.
North Vancouver B.C.

Jian Ping Zhang	20,000	20,000	0%
1026 Tuxedo Drive
Port Moody BC

Yuezhi Zhao	20,000	20,000	0%
549 Yale Road
Port Moody B.C.

Bruce Townsend	20,000	20,000	0%
224 Sarsons Dr.
Vernon B.C.

Dusan Berka	20,000		20,000	0%
#201 - 1935 Haro St.
Vancouver B.C.

Robert Kline	20,000		20,000	0%
429 West 41St Ave
Vancouver B.C.

Edgar Fenwick	20,000		20,000	0%
455 Abbot St.
Vancouver B.C.

Yu Li	20,000		20,000	0%
219 - 1680 56 St.
Delta B.C.

Cui Wei Jean Jin	20,000		20,000	0%
1170 Howse Place
Coquitlam B.C.

Total	3,100,000	50.82%	3,100,000	0%

All of our issued and outstanding shares of common stock were issued as restricted securities pursuant to Reg. S of the Securities Act of 1933 in that all of the sales took place outside the United States of America with non-US persons.

The following is a summary of the issuances of all shares pursuant to Reg. S of the Act.

a)

We issued 3,000,000 shares of our common stock to Mr. Walter Brenner on September 1, 2005. Mr. Brenner is our president, chief executive officer, treasurer, principal financial officer and a director. Mr. Brenner acquired these shares at a price of $0.001 per share for total proceeds to us of $3,000.00

b)

We completed a private placement of 2,100,000 restricted shares of our common stock at a price of $0.001 per share to the five purchasers on September 1, 2005. The total amount received from the private placement was $2,100.

c)

We completed a private placement of 800,000 restricted shares of our common stock at a price of

$0.01 per share to eight purchasers on November 1, 2005. The total amount received from the private placement was $8,000

d)

We completed a private placement of 200,000 restricted shares of our common stock at a price of $0.20 per share to ten purchasers on November 30, 2005. The total amount received from this offering was $10,000.

None of the selling shareholders has, or has had within the past three years, any position, office, or other material relationship with us or any of our predecessors or affiliates.

None of the selling shareholders is a broker-dealer or an affiliate of a broker dealer.

Future Sales of Shares

A total of 6,100,000 shares of common stock are issued and outstanding. Of the 6,100,000 shares outstanding, all are restricted securities as defined in Rule 144 of the Securities Act of 1933. 3,100,000 are being offered for sale by the selling shareholders in this offering.

Shares purchased in this offering, which will be immediately resalable without restriction of any kind.

DESCRIPTION OF SECURITIES

Common Stock

Our authorized capital stock consists of 75,000,000 shares of common stock, $0.001 par value per share. The holders of our common stock:

*	have equal ratable rights to dividends from funds legally available if and when declared by our board of directors;
*	are entitled to share ratably in all of our assets available for distribution to holders of common stock upon liquidation, dissolution or winding up of our affairs;
*	do not have preemptive, subscription or conversion rights and there are no redemption or sinking fund provisions or rights; and
*	are entitled to one non-cumulative vote per share on all matters on which stockholders may vote.

All shares of common stock now outstanding are fully paid for and non-assessable and all shares of common stock which are the subject of this offering, when issued, will be fully paid for and non-assessable. We refer you to our Articles of Incorporation, Bylaws and the applicable statutes of the state of Nevada for a more complete description of the rights and liabilities of holders of our securities.

Non-cumulative voting

Holders of shares of our common stock do not have cumulative voting rights, which means that the holders of more than 50% of the outstanding shares, voting for the election of directors, can elect all of the directors to be elected, if they so choose, and, in that event, the holders of the remaining shares will not be able to elect any of our directors.

Cash dividends

As of the date of this prospectus, we have not paid any cash dividends to stockholders. The declaration of any future cash dividend will be at the discretion of our board of directors and will depend upon our earnings, if any, our capital requirements and financial position, our general economic conditions, and other pertinent conditions. It is our present intention not to pay any cash dividends in the foreseeable future, but rather to reinvest earnings, if any, in our business operations.

Anti-takeover provisions

There are no Nevada anti-takeover provisions that may have the affect of delaying or preventing a change in control.

Reports

After we complete this offering, we will not be required to furnish you with an annual report. Further, we will not voluntarily send you an annual report. We will be required to file reports with the SEC under section 15(d) of the Securities Act. The reports will be filed electronically. The reports we will be required to file are Forms 10-KSB, 10-QSB, and 8-K. You may read copies of any materials we file with the SEC at the SEC's Public Reference Room at 100 F Street, NE, Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site that will contain copies of the reports we file electronically. The address for the Internet site is www.sec.gov.

Stock transfer agent

Our stock transfer agent for our securities is Empire Stock Transfer, Inc., 7251 West Lake Mead Boulevard, Suite 300, Las Vegas, Nevada 89128 and its telephone number is 775-684-5708.

CERTAIN TRANSACTIONS

We issued 3,000,000 shares of our common stock to Mr. Walter Brenner on September 1, 2005 pursuant to Reg. S of the Securities Act of 1933. Mr. Brenner is our president, chief executive officer, treasurer, principal financial officer and a director. Mr. Brenner acquired these shares at a price of $0.001 per share for total proceeds to us of $3,000.00.

Mr. Brenner allows us to use a portion of his home as our office in consideration of $250.00 per month.

During the three month period ended February 28, 2006, a total of $3,000 was incurred by us for services rendered by Mr. Brenner in his capacity as principal executive officer.

During the three month period ended February 28, 2006, Mr. Brenner has loaned us $1,580 for our operations. The loan does not accure interest and is payable when funds become available to us. There is no written document evidencing the loan.

LITIGATION

We are not a party to any pending litigation and none is contemplated or threatened.

EXPERTS

Our financial statements for the period from inception to November 30, 2005, included in this prospectus have been audited by Manning Elliott LLC, Chartered Accountants, 701 West Georgia Street, Suite 1400, Vancouver, British Columbia V7Y 1C6.

LEGAL MATTERS

Conrad C. Lysiak, Attorney at Law, 601 West First Avenue, Suite 503, Spokane, Washington 99201, telephone (509) 624-1475 has acted as our legal counsel.

FINANCIAL STATEMENTS

Our fiscal year end is November 30. We will provide audited financial statements to our stockholders on an annual basis; the statements will be audited by a firm of Chartered Accountants.

Our financial statements from inception to February 28, 2006 (audited), immediately follow:

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders of
Atwood Minerals and Mining Corp. (An Exploration Stage Company)

We have audited the accompanying balance sheet of Atwood Minerals and Mining Corp. (An Exploration Stage Company) as of November 30, 2005 and the related statements of operations, cash flows and stockholders' equity accumulated for the period from May 12, 2005 (Date of Inception) to November 30, 2005. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the Standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above, present fairly, in all material respects, the financial position of Atwood Minerals and Mining Corp. (An Exploration Stage Company), as of November 30, 2005, and the results of its operations and its cash flows accumulated for the period from May 12, 2005 (Date of Inception) to November 30, 2005, in conformity with accounting principles generally accepted in the United States.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has not generated any revenue or profitable operations since inception and will need equity financing to begin realizing upon its business plan. These factors raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also discussed in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

MANNING ELLIOTT LLP
CHARTERED ACCOUNTANTS
Vancouver, Canada
February 25, 2006

Atwood Minerals and Mining Corp.
(An Exploration Stage Company)
Balance Sheets
(Expressed in US dollars)

	February 28, 2006 $	November 30, 2005 $
	(unaudited)	(audited)

ASSETS

Current Assets

Cash	13,565	18,060

Total Assets	13,565	18,060

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities

Accrued liabilities	1,200	5,450
Due to related parties (Note 3)	80	80

Total Liabilities	1,280	5,530

Contingencies and Commitments (Notes 1 and 4)

Stockholders' Equity

Common Shares, 75,000,000 shares authorized, $0.001 par value 6,100,000 shares issued and outstanding	6,100	6,100

Additional Paid-In Capital	17,000	17,000

Donated Capital (Note 3)	6,750	4,500

Deficit Accumulated During the Exploration Stage	(17,565)	(15,070)

Total Stockholders' Equity	12,285	12,530

Total Liabilities and Stockholders' Equity	13,565	18,060

(The Accompanying Notes are an integral part of these financial statements.)

Atwood Minerals and Mining Corp.
(An Exploration Stage Company)
Statements of Operations
(Expressed in US dollars)

	Accumulated from	Three	From
	May 12, 2005 (Date of Inception)	Months Ended	May 12, 2005 (Date of Inception)
	To February 28,	February 28,	to November 30,
	2006	2006	2005
	$	$	$
	(unaudited)	(unaudited)	(audited)

Revenue	-	-	-

Expenses

Donated rent (Note 3)	2,250	750	1,500
Donated services (Note 3)	4,500	1,500	3,000
General and administrative	165	45	120
Impairment loss on mineral property (Note 4)	5,000	-	5,000
Professional fees	5,450	200	5,450

Total Expenses	17,565	2,495	15,070

Net Loss	(17,565)	(2,495)	(15,070)

Net Loss Per Share - Basic and Diluted		-	(0.01)

Weighted Average Shares Outstanding		6,100,000	2,417,000

(The Accompanying Notes are an integral part of these financial statements.)

Atwood Minerals and Mining Corp.
(An Exploration Stage Company)
Statements of Cash Flows
(Expressed in US dollars)

	From May 12, 2005 (Date of Inception) to February 28, 2006 $	Three Months Ended February 28, 2006 $	From May 12 , 2005 (Date of Inception) to November 30, 2005 $
	(unaudited)	(unaudited)	(audited)

Operating Activities

Net loss	(17,565)	(2,495)	(15,070)

Adjustments to reconcile net loss to cash
Impairment loss on mineral property	5,000	-	5,000
Donated services and expenses	6,750	2,250	4,500

Change in operating assets and liabilities
Accrued liabilities	1,200	(4,250)	5,450

Net Cash Used in Operating Activities	(4,615)	(4,495)	(120)

Investing Activities

Mineral property acquisition costs	(5,000)	-	(5,000)

Net Cash Used in Investing Activities	(5,000)	-	(5,000)

Financing Activities

Advances from related party	80	-	80
Proceeds from issuance of common shares	23,100	-	23,100

Net Cash Flows Provided by Financing Activities	23,180	-	23,180

Increase (Decrease) in Cash	13,565	(4,495)	18,060

Cash - Beginning of Period	-	18,060	-

Cash - End of Period	13,565	13,565	18,060

Supplemental Disclosures
Interest paid	-	-	-
Income taxes paid	-	-	-

(The Accompanying Notes are an integral part of these financial statements.)

Atwood Minerals and Mining Corp.
(An Exploration Stage Company)
Statements of Stockholders' Equity
From May 12, 2005 (Date of Inception) to February 28, 2006
(Expressed in U.S. dollars)

					Deficit
					Accumulated
			Additional		During the
	Common		Paid-in	Donated	Exploration
	Stock	Amount	Capital	Capital	Stage	Total
	#	$	$	$	$	$

Balance - May 12, 2005 (Date of Inception)	-	-	-	-	-	-

Issuance of common shares for cash
at $.001 per share	5,100,000	5,100	-	-	-	5,100
at $.01 per share	800,000	800	7,200	-	-	8,000
at $.05 per share	200,000	200	9,800	-	-	10,000

Donated services and expenses	-	-	-	4,500	-	4,500

Net loss	-	-	-	-	(15,070)	(15,070)

Balance - November 30, 2005 (audited)	6,100,000	6,100	17,000	4,500	(15,070)	12,530

Donated services and expenses	-	-	-	2,250	-	2,250

Net loss	-	-	-	-	(2,495)	(2,495)

Balance - February 28, 2006 (unaudited)	6,100,000	6,100	17,000	6,750	(17,565)	12,285

(The Accompanying Notes are an integral part of these financial statements.)

Atwood Minerals and Mining Corp.
(An Exploration Stage Company)
Notes to the Financial Statements
February 28, 2008
1.	Exploration Stage Company

The Company was incorporated in the State of Nevada on May 12, 2005. The Company is an Exploration Stage Company, as defined by Statement of Financial Accounting Standard (" SFAS" ) No. 7 " Accounting and Reporting for Development Stage Enterprises" . The Company' s principal business is the acquisition and exploration of mineral resources. The Company has not presently determined whether its properties contain mineral reserves that are economically recoverable.

These financial statements have been prepared on a going concern basis, which implies the Company will continue to realize its assets and discharge its liabilities in the normal course of business. The Company has never generated revenues since inception and has never paid any dividends and is unlikely to pay dividends or generate earnings in the immediate or foreseeable future. The continuation of the Company as a going concern is dependent upon the continued financial support from its shareholders, the ability of the Company to obtain necessary equity financing to continue operations, confirmation of the Company' s interests in the underlying properties, and the attainment of profitable operations. As at February 28, 2006, the Company has accumulated losses of $17,565 since inception. These factors raise substantial doubt regarding the Company' s ability to continue as a going concern. These financial statements do not include any adjustments to the recoverability and classification of recorded asset amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

The Company plans to file an SB-2 Registration Statement with the United States Securities and Exchange Commission to register 3,100,000 shares of common stock for resale by existing stockholders of the Company at $0.05 per share until the shares are quoted on the OTC Bulletin Board, and thereafter at prevailing market prices. The Company will not receive any proceeds from the resale of shares of common stock by the selling stockholders.

2.	Summary of Significant Accounting Policies

	a)	Basis of Presentation

These financial statements and related notes are presented in accordance with accounting principles generally accepted in the United States, and are expressed in US dollars. The Company' s fiscal year-end is November 30.

	b)	Use of Estimates

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

	c)	Basic and Diluted Net Income (Loss) Per Share

The Company computes net income (loss) per share in accordance with SFAS No. 128, "Earnings per Share". SFAS No. 128 requires presentation of both basic and diluted earnings per share (EPS) on the face of the income statement. Basic EPS is computed by dividing net income (loss) available to common shareholders (numerator) by the weighted average number of shares outstanding (denominator) during the period. Diluted EPS gives effect to all dilutive potential common shares outstanding during the period using the treasury stock method and convertible preferred stock using the if-converted method. In computing Diluted EPS, the average stock price for the period is used in determining the number of shares assumed to be purchased from the exercise of stock options or warrants. Diluted EPS excludes all dilutive potential shares if their effect is anti dilutive.

Atwood Minerals and Mining Corp.
(An Exploration Stage Company)
Notes to the Financial Statements
February 28, 2008
2.	Summary of Significant Accounting Policies (continued)

	d)	Comprehensive Loss

SFAS No. 130, " Reporting Comprehensive Income," establishes standards for the reporting and display of comprehensive loss and its components in the financial statements. As at February 28, 2006, the Company has no items that represent a comprehensive loss and, therefore, has not included a schedule of comprehensive loss in the financial statements.

	e)	Cash and Cash Equivalents

The Company considers all highly liquid instruments with maturity of three months or less at the time of issuance to be cash equivalents.

	f)	Mineral Property Costs

The Company has been in the exploration stage since its formation on May 12, 2005, and has not yet realized any revenues from its planned operations. It is primarily engaged in the acquisition and exploration of mining properties. Mineral property exploration costs are expensed as incurred. Mineral property acquisition costs are initially capitalized when incurred using the guidance in EITF 04-02, " Whether Mineral Rights Are Tangible or Intangible Assets" . The Company assesses the carrying costs for impairment under SFAS 144, " Accounting for Impairment or Disposal of Long Lived Assets" at each fiscal quarter end. When it has been determined that a mineral property can be economically developed as a result of establishing proven and probable reserves, the costs then incurred to develop such property, are capitalized. Such costs will be amortized using the units-of-production method over the estimated life of the probable reserve. If mineral properties are subsequently abandoned or impaired, any capitalized costs will be charged to operations.

	g)	Long-lived Assets

In accordance with the Financial Accounting Standards Board (" FASB" ) SFAS No. 144, " Accounting for the Impairment or Disposal of Long-Lived Assets" , the carrying value of intangible assets and other long-lived assets is reviewed on a regular basis for the existence of facts or circumstances that may suggest impairment. The Company recognizes an impairment when the sum of the expected undiscounted future cash flows is less than the carrying amount of the asset. Impairment losses, if any, are measured as the excess of the carrying amount of the asset over its estimated fair value.

	h)	Financial Instruments

The fair value of financial instruments, which include cash, accounts payable and accrued liabilities, were estimated to approximate their carrying values due to the immediate or short-term maturity of these financial instruments. The Company' s operations are in Canada, which results in exposure to market risks from changes in foreign currency rates. The financial risk is the risk to the Company' s operations that arise from fluctuations in foreign exchange rates and the degree of volatility of these rates. Currently, the Company does not use derivative instruments to reduce its exposure to foreign currency risk.

Atwood Minerals and Mining Corp.
(An Exploration Stage Company)
Notes to the Financial Statements
February 28, 2008

2.	Summary of Significant Accounting Policies (continued)

	i)	Income Taxes

Potential benefits of income tax losses are not recognized in the accounts until realization is more likely than not. The Company has adopted SFAS No. 109 " Accounting for Income Taxes" as of its inception. Pursuant to SFAS No. 109 the Company is required to compute tax asset benefits for net operating losses carried forward. Potential benefit of net operating losses have not been recognized in these financial statements because the Company cannot be assured it is more likely than not it will utilize the net operating losses carried forward in future years.

	j)	Foreign Currency Translation

The Company' s functional and reporting currency is the United States dollar. Monetary assets and liabilities denominated in foreign currencies are translated in accordance with SFAS No. 52 " Foreign Currency Translation" , using the exchange rate prevailing at the balance sheet date. Gains and losses arising on settlement of foreign currency denominated transactions or balances are included in the determination of income. Foreign currency transactions are primarily undertaken in Canadian dollars. The Company has not, to the date of these financials statements, entered into derivative instruments to offset the impact of foreign currency fluctuations.

	k)	Recent Accounting Pronouncements

In May 2005, the Financial Accounting Standards Board (FASB) issued SFAS No. 154, " Accounting Changes and Error Corrections - A Replacement of APB Opinion No. 20 and SFAS No. 3" . SFAS 154 changes the requirements for the accounting for and reporting of a change in accounting principle and applies to all voluntary changes in accounting principle. It also applies to changes required by an accounting pronouncement in the unusual instance that the pronouncement does not include specific transition provisions. SFAS 154 requires retrospective application to prior periods' financial statements of changes in accounting principle, unless it is impracticable to determine either the period-specific effects or the cumulative effect of the change. The provisions of SFAS No. 154 are effective for accounting changes and correction of errors made in fiscal years beginning after December 15, 2005. The adoption of this standard is not expected to have a material effect on the Company' s results of operations or financial position.

	l)	Recent Accounting Pronouncements (continued)

The FASB has also issued SFAS No. 155 " Accounting for Certain Hybrid Financial Instruments" and SFAS No. 156 " Accounting for Servicing of Financial Assets" , but they will not have any relationship to the operations of the Company. Therefore a description and its impact for each on the Company' s operations and financial position have not been disclosed.

3.	Related Party Transactions

During the three month period ended February 28, 2006, the Company recognized a total of $1,500 (November 30, 2005 - $3,000) for donated services at $500 per month and $750 (November 30, 2005 - $1,500) for donated rent at $250 per month provided by the President of the Company.

At February 28, 2006, the Company is indebted to the President of the Company for cash advances of $80. The advance is unsecured, non-interest bearing and has no specific terms of repayment.

Atwood Minerals and Mining Corp.
(An Exploration Stage Company)
Notes to the Financial Statements
February 28, 2008

4.	Mineral Properties

On October 20, 2005, the Company acquired the STEP mineral claim located in the Nicola Mining Division, British Columbia, Canada in consideration for $5,000. The claim is registered in the name of the vendor, who has executed a trust agreement to hold the claim in trust on behalf of the Company. There are situations that could prevent the Company from obtaining clear title to the mineral claims such as the bankruptcy or death of the vendor. The cost of mineral properties of $5,000 was initially capitalized. At November 30, 2005, the Company recognized an impairment loss of $5,000, as it has not yet been determined whether there are proven or probable reserves on the property.

5.	Common Stock

On September 1, 2005, the Company issued 5,100,000 shares of common stock at a price of $0.001 per share for cash proceeds of $5,100.

On November 1, 2005, the Company issued 800,000 shares of common stock at a price of $0.01 per share for cash proceeds of $8,000.

On November 30, 2005, the Company issued 200,000 shares of common stock at a price of $0.05 per share for cash proceeds of $10,000.

6.	Income Taxes

Potential benefits of income tax losses are not recognized in the accounts until realization is more likely than not. The Company has net operating losses of $10,570, which commence expiring in 2025. Pursuant to SFAS No. 109, the Company is required to compute tax asset benefits for net operating losses carried forward. Potential benefit of net operating losses have not been recognized in these financial statements because the Company cannot be assured it is more likely than not it will utilize the net operating losses carried forward in future years. For the period ended November 30, 2005, the valuation allowance established against the deferred tax assets increased by $3,700.

The components of the net deferred tax asset at November 30, 2005, and the statutory tax rate, the effective tax rate and the elected amount of the valuation allowance are scheduled below:

November 30, 2005 $

Net Operating Losses	10,570

Statutory Tax Rate	35%

Effective Tax Rate	-

Deferred Tax Asset	3,700

Valuation Allowance	(3,700)

Net Deferred Tax Asset	-

Until _______________, 2006, ninety days after the date of this prospectus, all dealers effecting transactions in our registered securities, whether or not participating in this distribution, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24.     INDEMNIFICATION OF DIRECTORS AND OFFICERS.

The only statute, charter provision, bylaw, contract, or other arrangement under which any controlling person, director or officer of the registrant is insured or indemnified in any manner against any liability which he may incur in his capacity as such, is as follows:

1	Article XII of the Articles of Incorporation of the company, filed as Exhibit 3.1 to our Form SB-2 registration statement.
2	Article XIII of the Bylaws of the company, filed as Exhibit 3.2 to our Form SB-2 registration statement.
3	Nevada Revised Statutes, Chapter 78.

The general effect of the foregoing is to indemnify a control person, officer or director from liability, thereby making the company responsible for any expenses or damages incurred by such control person, officer or director in any action brought against them based on their conduct in such capacity, provided they did not engage in fraud or criminal activity.

ITEM 25.     OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The estimated expenses of the offering, all of which are to be paid by the registrant, are as follows:

SEC Registration Fee	$16.61
Printing Expenses	$0
Accounting/administrative Fees and Expenses	$9,983.39
Blue Sky Fees/Expenses	$0
Legal Fees/ Expenses	$20,000
Escrow fees/Expenses	$0
Transfer Agent Fees	$0
Miscellaneous Expenses	$0.00
TOTAL	$30,000

ITEM 26.     RECENT SALES OF UNREGISTERED SECURITIES.

Since inception, the registrant has sold the following securities which were not registered under the Securities Act of 1933, as amended.

a)

We issued 3,000,000 shares of our common stock to Mr. Walter Brenner on September 1, 2005. Mr. Brenner is our president, chief executive officer, treasurer, principal financial officer and a director. Mr. Brenner acquired these shares at a price of $0.001 per share for total proceeds to us of $3,000.00

b)

We completed a private placement of 2,100,000 restricted shares of our common stock at a price of $0.001 per share to the five purchasers on September 1, 2005. The total amount received from the private placement was $2,100.

c)

We completed a private placement of 800,000 restricted shares of our common stock at a price of

$0.01 per share to eight purchasers on November 1, 2005. The total amount received from the private placement was $8,000

d)

We completed a private placement of 200,000 restricted shares of our common stock at a price of

$0.20 per share to ten purchasers on November 30, 2005. The total amount received from this offering was $10,000.

We issued the foregoing 6,100,000 shares of common stock as restricted securities pursuant to Reg. S of the Securities Act of 1933 in that all of the sales took place outside the United States of America with non-US persons.

ITEM 27.     EXHIBITS.

The following exhibits are filed with this Form SB-2 registration statement:

Exhibit No.	Document Description

3.1	Articles of Incorporation
3.2	Bylaws
4.1	Specimen Stock Certificate
5.1	Opinion of Conrad C. Lysiak, Attorney at Law
10.1	Trust Declaration
23.1	Consent of Manning Elliott LLC, Chartered Accountants
23.2	Consent of Conrad C. Lysiak

ITEM 28.     UNDERTAKINGS.

We hereby undertake:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

	(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

	(iii)	To include any additional or changed material information on the plan of distribution.

(2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(5)	For determining any liability under the Securities Act of 1933:

(i)

we shall treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by us under Rule 424(b)(1), or (4) or 497(h) under the Securities Act as part of this registration statement as of the time the Commission declared it effective. For determining any liability under the Securities Act of 1933, we shall treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

(ii)

we shall treat each prospectus filed by us pursuant to Rule 424(b)(3) as part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement. Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(iii)

we shall treat each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing of this Form SB-2 Registration Statement and has duly caused this Form SB-2 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Vancouver, British Columbia, Canada on this 6th of June, 2006.

ATWOOD MINERALS AND MINING CORP.

BY:	WALTER BRENNER
Walter Brenner
President, Principal Executive Officer, Principal Financial Officer, Principal Accounting Officer, Secretary, Treasurer and sole Director